PUBLIC RELATIONS Brighthouse Financial 11225 N Community House Rd Charlotte, NC 28277

Exhibit 99.1

FOR IMMEDIATE RELEASE

Brighthouse Financial Appoints Stephen C. Hooley to Board of Directors

CHARLOTTE, NC, August 20, 2020 – Brighthouse Financial, Inc. (“Brighthouse Financial”) (Nasdaq: BHF) announced today that on August 19, 2020, its Board of Directors (the “Board”) appointed Stephen C. (“Steve”) Hooley as an independent member of the Board.

“We are delighted to welcome Steve to the Brighthouse Financial Board of Directors,” said C. Edward (“Chuck”) Chaplin, chairman of the Board, Brighthouse Financial. “Steve has a proven track record of executive leadership and extensive experience serving on boards of directors of public companies. I am confident that his deep knowledge set and broad expertise will complement and enhance our already strong Board. We look forward to gaining his perspectives as we remain focused on overseeing Brighthouse Financial’s strategy to generate sustainable, long-term stockholder value.”

Mr. Hooley has more than three decades of experience in a range of industries, including financial services and technology. He most recently served as chairman, chief executive officer and president of DST Systems, Inc. from 2014 to 2018. Prior to assuming the role of chairman at DST in 2014, he served as DST’s president and chief executive officer from 2012 to 2014 and as its president and chief operating officer from 2009 to 2012. Before joining DST, he served as chief executive officer and president of Boston Financial Data Services. He was also chief executive officer of International Financial Data Services Limited Partnership. Mr. Hooley began his career as an engineer with Texas Instruments Incorporated. He currently serves on the boards of Stericycle, Inc. and Q2 Holdings, Inc.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,1 we specialize in products designed to help people protect what they’ve earned and ensure it lasts. Learn more at brighthousefinancial.com.

1 Ranked by 2019 admitted assets. Best’s Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2020.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com